United States securities and exchange commission logo





                       June 23, 2020

       Brian Grass
       Chief Financial Officer
       HELEN OF TROY LTD
       1 Helen of Troy Plaza
       El Paso, Texas 79912

                                                        Re: HELEN OF TROY LTD
                                                            Form 10-K for the
fiscal year ended February 29, 2020
                                                            Filed April 29,
2020
                                                            File No. 001-14669

       Dear Mr. Grass:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing